BNY MELLON INVESTMENT ADVISER, INC.
240 Greenwich Street
New York, New York 10286

November 6, 2025

BNY Mellon Investment Funds II, Inc.

- BNY Mellon Fixed Income Completion Funds (FICS) — CP

240 Greenwich Street
New York, New York 10286

Re: Expense Limitation Agreement

To Whom It May Concern:

BNY Mellon Investment Adviser, Inc. ("BNYIA"), intending to be legally bound, hereby confirms its agreement in respect of BNY Mellon Fixed Income Completion Funds (FICS) — CP (the "fund"), a series of BNY Mellon Investment Funds II, Inc. (the "Company"), as follows:

Until November 30, 2026, BNY Mellon Investment Adviser, Inc. has contractually agreed to assume the direct expenses of the fund so that the direct expenses of the fund (excluding taxes, interest expense, brokerage commissions, commitment fees on borrowings, acquired fund fees and expenses and extraordinary expenses) do not exceed 0.00%. On or after November 30, 2026, BNY Mellon Investment Adviser, Inc. may terminate this expense limitation agreement at any time.

This Agreement may not be amended during its term and may only be terminated prior to November 30, 2026 in the event of termination of the Management Agreement between BNYIA and the Company on behalf of the fund.

BNY MELLON INVESTMENT ADVISER, INC.

By: /s/ James Windels____________
James Windels

Director

Accepted and Agreed To:

BNY MELLON INVESTMENT FUNDS II, INC.,

On behalf of BNY Mellon Fixed Income Completion Funds (FICS) — CP

By: /s/ Jeff Prusnofsky______________

Jeff Prusnofsky

Vice President and Assistant Secretary